UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ENVIRONMENTAL POWER CORPORATION

(Name of Registrant as Specified in Its Charter)

Not applicable

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ENVIRONMENTAL POWER CORPORATION

120 WHITE PLAINS ROAD, 6th FLOOR

TARRYTOWN, NEW YORK 10591

November 30, 2009

Dear Fellow Stockholders:

I am pleased to invite you to join us for the Environmental Power Corporation 2009 Annual Meeting of Stockholders to be held on Tuesday, December 29, 2009 at 11:00 a.m., local time, at the offices of Environmental Power located at 120 White Plains Road, 6th Floor, Tarrytown, New York 10591. Details about the meeting, nominees for the Board of Directors and other matters to be acted on are presented in the Notice of 2009 Annual Meeting of Stockholders and Proxy Statement that follow.

In addition to Annual Meeting formalities, we expect to make a presentation regarding Environmental Power’s business, and will be pleased to answer stockholders’ questions relating to Environmental Power.

We hope you plan to attend the Annual Meeting. Please exercise your right to vote by signing, dating and returning the enclosed proxy card as described in the Proxy Statement, even if you plan to attend the meeting. You may also vote by proxy by telephone.

On behalf of Environmental Power’s Board of Directors and management, it is my pleasure to express our appreciation for your continued support.

Yours sincerely,

Richard E. Kessel
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

PLEASE TAKE TIME TO VOTE AS SOON AS POSSIBLE. BY DOING SO, YOU MAY SAVE ENVIRONMENTAL POWER THE EXPENSE OF ADDITIONAL SOLICITATION.

ENVIRONMENTAL POWER CORPORATION

120 WHITE PLAINS ROAD, 6th FLOOR

TARRYTOWN, NEW YORK 10591

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

to Be Held on December 29, 2009

To our stockholders:

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders of Environmental Power Corporation will be held on Tuesday, December 29, 2009 at 11:00 a.m., local time, at the offices of Environmental Power located at 120 White Plains Road, 6th Floor, Tarrytown, New York 10591. At the Annual Meeting, stockholders will consider and vote on the following matters:

1. The election of nine (9) members to our board of directors, each to serve for a one year term.

2. The ratification of the selection by the Audit Committee of Caturano and Company, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

Stockholders also will consider and vote on any other matters as may properly come before the Annual Meeting or any adjournment thereof. Our board of directors has no knowledge of any other matters which may come before the meeting.

Stockholders of record at the close of business on November 20, 2009 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. Your vote is important regardless of the number of shares you own. Our stock transfer books will remain open for the purchase and sale of our common stock.

We hope that all stockholders will be able to attend the Annual Meeting in person. However, in order to ensure that a quorum is present at the meeting, please complete, date, sign and promptly return the enclosed proxy card whether or not you expect to attend the Annual Meeting. A postage-prepaid envelope, addressed to Broadridge, our proxy tabulator, has been enclosed for your convenience. You may also vote by proxy by telephone or over the Internet. If you attend the meeting, your proxy will, upon your written request, be returned to you and you may vote your shares in person.

All stockholders are cordially invited to attend the meeting.

By order of the Board of Directors,

Dennis Haines
Secretary

Tarrytown, New York

November 30, 2009

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOUR VOTE IS IMPORTANT. IN ORDER TO ASSURE THE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING, PLEASE VOTE AS SOON AS POSSIBLE BY TELEPHONE, OVER THE INTERNET OR BY MAIL.

ENVIRONMENTAL POWER CORPORATION

120 WHITE PLAINS ROAD, 6th FLOOR

TARRYTOWN, NEW YORK 10591

PROXY STATEMENT

For the 2009 Annual Meeting of Stockholders

to Be Held on December 29, 2009

This proxy statement and the enclosed proxy card are being furnished in connection with the solicitation of proxies by the board of directors of Environmental Power Corporation for use at the 2009 Annual Meeting of Stockholders to be held on Tuesday, December 29, 2009 at 11:00 a.m., local time, at the offices of Environmental Power located at 120 White Plains Road, 6th Floor, Tarrytown, New York 10591, and of any adjournment thereof.

All proxies will be voted in accordance with your instructions. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of written revocation to our Secretary or by appearing at the meeting and voting in person.

Our Annual Report to Stockholders for the fiscal year ended December 31, 2008 is being mailed to stockholders with the mailing of these proxy materials on or about November 30, 2009.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to Environmental Power Corporation, Attention of Dennis Haines, Vice President, General Counsel and Secretary, 120 White Plains Road, 6th Floor, Tarrytown, New York 10591; telephone: (914) 631-1435. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 are also available on the SEC’s website at www.sec.gov.

Voting Securities and Votes Required

Stockholders of record at the close of business on November 20, 2009 will be entitled to notice of and to vote at the Annual Meeting. On that date, 15,708,591 shares of our common stock and 281,241 shares of our series A 9% cumulative convertible preferred stock, referred to as the series A preferred stock, were issued and outstanding. Each share of common stock entitles the holder to one vote with respect to all matters submitted to stockholders at the meeting. Each share of series A preferred stock entitles the holder to one vote for every share of common stock into which it is convertible. Each share of series A preferred stock is currently convertible into approximately 10.04 shares of common stock, with all shares of series A preferred stock representing the right to cast a total of approximately 2,823,660 votes at the meeting. We have no other securities entitled to vote at the meeting.

The representation in person or by proxy of at least a majority of the shares of stock issued, outstanding and entitled to vote at the Annual Meeting is necessary to establish a quorum for the transaction of business. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

Each of the matters to be acted upon at the meeting requires the following votes:

Matter	Vote Required
Election of directors	A plurality of the votes cast by stockholders entitled to vote at the Annual Meeting.

Ratification of Caturano and Company, P.C. as our registered independent public accounting firm	Affirmative vote of the holders of a majority of the stock present in person or represented by proxy and entitled to vote on such matter at the Annual Meeting.

For purposes of determining stock present and voting, we will count the number of votes that each share of common stock or series A preferred stock is entitled to cast. The votes will be counted, tabulated and certified by a representative of Broadridge, who will serve as the inspector of elections at the Annual Meeting.

Shares that abstain from voting as to a particular matter will be counted for purposes of determining whether a quorum exists and for purposes of calculating the vote with respect to such matter, but will not be deemed to have been voted in favor of such matter. Shares held in “street name” by banks, brokers or other nominees who indicate on their proxy cards that they do not have discretionary authority to vote such shares as to a particular matter, which we refer to as “broker non-votes,” will be counted for the purpose of determining whether a quorum exists but will not be considered as present and entitled to vote with respect to a particular matter. Accordingly, abstentions will have the effect of a vote against a proposal. Broker non-votes will not have any effect upon the outcome of voting with respect to any of the matters voted on at the Annual Meeting.

Stockholders may vote in person or by proxy. Voting by proxy will not in any way affect a stockholder’s right to attend the meeting and vote in person. Any stockholder voting by proxy has the right to revoke the proxy at any time before the polls close at the Annual Meeting by giving our Secretary a duly executed proxy card bearing a later date than the proxy being revoked at any time before that proxy is voted, by voting again by telephone or by appearing at the meeting and voting in person. The shares represented by all properly executed proxies received in time for the meeting or voted by proxy over the Internet or by telephone will be voted as specified. If the shares you own are held in your name and you do not specify in the proxy card how your shares are to be voted, they will be voted in favor of the election as directors of those persons named as nominees in this proxy statement and in favor of the ratification of Caturano and Company, P.C. as our independent registered public accounting firm. If any other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment. If the shares you own are held in “street name,” the bank, broker or other nominee, as the record holder of your shares, is required to vote your shares in accordance with your instructions. In order to vote your shares held in “street name,” you will need to follow the directions your bank, broker or other nominee provides you.

If your shares are registered directly in your name, you may vote:

•

By Telephone. Call (800) 690-6903 toll-free from the United States or Canada and follow the instructions. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions.

•	Over the Internet. Go to the website of our tabulator, Broadridge, at www.proxyvote.com, and follow the instructions you will find there. Have your proxy card in hand when you access the website.

•

By Mail. Complete, date and sign the enclosed proxy card and mail it in the enclosed postage-paid envelope or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our board of directors.

•	In Person at the Meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” for your account by a bank, broker or other nominee, you may vote:

•	Over the Internet or By Telephone. You will receive instructions from your broker or other nominee if you are permitted to vote over the Internet or by telephone.

•	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•

In Person at the Meeting. Contact the broker or other nominee that holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. A broker’s proxy is not the form of proxy enclosed with this proxy statement. You will not be able to vote shares you hold in street name at the meeting unless you have a proxy from your broker issued in your name giving you the right to vote the shares.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and Annual Report to Stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to Environmental Power Corporation, Attention of Dennis Haines, Vice President, General Counsel and Secretary, 120 White Plains Road, 6th Floor, Tarrytown, New York 10591; telephone: (914) 631-1435. If you want to receive separate copies of the proxy statement or Annual Report to Stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

STOCK OWNERSHIP INFORMATION

Beneficial Ownership of Common Stock

The following table sets forth information regarding beneficial ownership of our common stock as of September 30, 2009 by:

•	each person, entity or group of affiliated persons or entities known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	each of the named executive officers and an additional executive officer with respect to whom we have elected to provide beneficial ownership and compensation disclosure; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the applicable rules of the SEC and includes voting or investment power with respect to shares of our common stock. Shares of common stock issuable under stock options and warrants that are currently exercisable or exercisable within 60 days of September 30, 2009 are deemed to be beneficially owned by the person holding the option or warrant for purposes of calculating the percentage ownership of that person but are not deemed outstanding for purposes of calculating the percentage ownership of any other person. The information set forth below is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares.

Name and Address of Beneficial Owner(1), (2)	Number of Outstanding Shares Beneficially Owned	Shares Underlying Options, Warrants or Other Securities Currently Exercisable or Convertible	Additional Shares Underlying Options, Warrants or Other Securities Exercisable or Convertible within 60 Days	Total Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% Stockholders
Joseph E. Cresci(3)	765,222	342,858	0	1,108,080	6.90%
Chairman
Black River Commodity Clean Energy Investment Fund LLC(4)	0	1,743,460	0	1,743,460	9.99%
Funds and accounts managed by Philip J. Hempleman(5)	1,074,289	0	0	1,074,289	6.84%
Funds controlled by Austin W. Marxe and David M. Greenhouse(6)	917,261	0	0	917,261	5.84%

Other Directors
Kamlesh R. Tejwani	0	571,429	0	571,429	3.51%
Vice Chairman
John R. Cooper	9,094	57,858	0	66,952	0.42%
Lon Hatamiya	2,250	29,286	0	31,536	0.20%
Steven Kessner(7)	542,677	72,037	0	614,714	3.90%
August Schumacher, Jr.	18,142	65,001	0	83,143	0.53%
Robert I. Weisberg(8)	68,442	65,003	0	133,445	0.85%

Name and Address of Beneficial Owner(1), (2)	Number of Outstanding Shares Beneficially Owned	Shares Underlying Options, Warrants or Other Securities Currently Exercisable or Convertible	Additional Shares Underlying Options, Warrants or Other Securities Exercisable or Convertible within 60 Days	Total Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
Roger S. Ballentine	0	0	0	0	0.00%
Richard E. Kessel	113,767	400,000	0	513,767	3.19%
President and Chief Executive Officer

Other Named Executive Officers
Michael E. Thomas	16,671	0	0	16,671	0.11%
Senior Vice President, Chief Financial Officer and Treasurer
Dennis Haines	26,597	100,000	0	126,597	0.80%
Vice President and General Counsel
All executive officers and directors as a group (11 persons, consisting of 3 officers (including an employee director) and 8 non-employee directors)	1,562,862	1,703,472	0	3,266,334	18.76%

Footnotes

(1)	Unless otherwise indicated, the address of each beneficial owner is care of Environmental Power Corporation, 120 White Plains Road, 6th Floor, Tarrytown, New York 10591.
(2)	Except as otherwise indicated in the footnotes below, the named person has sole voting and investment power with respect to the shares indicated, except, where applicable, to the extent authority is shared by spouses under community property laws, and all shares are held beneficially and of record by the named person.
(3)	Includes (i) 582,577 shares held in the Joseph E. Cresci Revocable Trust U/T/A DTD 4/3/96 of which Mr. Cresci is the trustee, (ii) 8,532 shares held in the Joseph J. Cresci & Mildred E. Cresci Trust, as to which Mr. Cresci has shared voting and investment power, (iii) 142,857 shares deposited in a 50-year voting trust on November 20, 1996, as to which David K. Mulhern, the trustee of the voting trust, has beneficial ownership in his capacity as trustee with sole voting power, but as to which Mr. Cresci has beneficial ownership through voting trust certificates held by The Cresci Family Limited Partnership, of which Mr. Cresci is the sole general partner with sole dispositive power, and (iv) 342,858 shares that Mr. Cresci has the right to acquire pursuant to currently exercisable stock options. Does not include 2,857 shares owned by Mr. Cresci’s wife, as to which shares Mr. Cresci has neither voting nor investment power and as to which shares he disclaims beneficial ownership. Of the shares beneficially owned by Mr. Cresci, 164,286 shares are pledged as security for Mr. Cresci’s obligations under promissory notes held by Environmental Power having an aggregate outstanding principal amount of $179,146.
(4)	This stockholder has an address at 12700 Whitewater Drive, Minnetonka, MN 55343. This stockholder has the right to acquire a total of approximately 2,258,929 shares of our common stock issuable upon conversion of 224,993 shares of our series A 9% cumulative convertible preferred stock, referred to as the series A preferred stock, held by this stockholder, and 1,124,965 shares of our common stock issuable upon exercise of currently exercisable warrants held by this stockholder. The terms of the series A preferred stock and the warrants held by this stockholder provide that this stockholder may not convert shares of series A preferred stock, or exercise warrants, if, after giving effect to such conversion or exercise, the stockholder, together with its affiliates, would beneficially own more than 9.99% of the outstanding shares of our common stock. The number of shares beneficially owned by this stockholder reflects the application of this limitation based on the number of shares of our common stock issued and outstanding as of September 30, 2009. Black River Asset Management LLC is the stockholder’s investment advisor and may be deemed to beneficially own the shares held by this stockholder insofar as it has the power to vote and dispose of such shares. Peter J. Lee, as a Managing Director of Black River Asset Management LLC, may be deemed to beneficially own the shares held by this stockholder insofar as he has the authority, with others, to vote or dispose of such shares. Black River Asset Management LLC and Mr. Lee each disclaim beneficial ownership of the shares beneficially owned by the fund, except to the extent of its or his pecuniary interest therein, if any.
(5)

Based solely on a Schedule 13G/A jointly filed by Ardsley Partners Renewable Energy Fund, L.P. (“Ardsley Energy”), Ardsley Renewable Energy Offshore Fund, Ltd. (“Ardsley Energy Offshore”), Ardsley Advisory Partners (“Ardsley”), Ardsley Partners I (“Ardsley Partners”) and Phillip J. Hempleman on February 13, 2009. Mr. Hempleman is the Managing Partner of Ardsley and Ardsley Partners. Ardsley is the Investment Manager of Ardsley Energy Offshore and the Investment Advisor of Ardsley Energy and certain managed accounts. Ardsley Partners is the general partner of Ardsley Energy. Ardsley Energy owns 443,900 shares of our common stock, and Ardsley Energy Offshore owns 430,389 shares of our common stock. Ardsley, Ardsley Partners and Mr. Hempleman share voting and dispositive power over such shares, and, therefore, amy be deemed to beneficially own such shares. Also includes shares of our common stock held in certain managed accounts managed by Mr. Hempleman directly. Mr. Hempleman disclaims beneficial ownership of all of the shares shown in the above table. The address of each of the filing persons, other than Ardsley Renewable Energy Offshore Fund, Ltd., is 262 Harbor Drive, Stamford, Connecticut 06902. Ardsley Renewable Offshore Fund, Ltd. gives its address as Romasco Place, Wickhams Cay 1, Roadtown Tortola, British Virgin Islands.

(6)	Based solely on a Schedule 13G jointly filed by Messrs. Marxe and Greenhouse on February 13, 2009. Messrs. Marxe and Greenhouse are the controlling principals of AWM Investment Company, Inc. (“AWM”), the general partner of and investment adviser to Special Situations Cayman Fund, L.P. (“Cayman”). AWM also serves as the general partners of MGP Advisers Limited Partnership (“MGP”), the general partner of Special Situations Fund III QP, L.P. (“SSFQP”). AWM serves as the investment adviser to SSFQP. Messrs. Marxe and Greenhouse share sole voting and investment power over 220,533 shares of our common stock owned by Cayman and 696,728 shares of our common stock owned by SSFQP. Messrs. Marxe and Greenhouse give their principal business address as 527 Madison Avenue, Suite 2600 New York, NY 10022.
(7)	Includes (i) 445,257 outstanding shares held by RE Funding, LLC, of which Mr. Kessner is the sole officer and director and over which he has sole voting and investment control, (ii) 77,936 outstanding shares held in equal amounts by the Adam Kessner Trust, the Michael Kessner Trust, the Richard Kessner Trust and the Robert Kessner Trust (Mr. Kessner is the sole trustee of each of the foregoing trusts and has sole voting and investment control over the shares held by such trusts) and (iii) 19,484 outstanding shares held by Mr. Kessner as custodian for Jonathan Kessner, over which Mr. Kessner exercises sole voting and investment control.
(8)	Of the shares beneficially owned by Mr. Weisberg, 11,428 shares are pledged as security for Mr. Weisberg’s obligations under a promissory note held by Environmental Power having an outstanding principal amount of $48,575.

Beneficial Ownership of Our Series A 9% Cumulative Convertible Preferred Stock

The following table sets forth information regarding beneficial ownership of our series A 9% cumulative convertible preferred stock, referred to as the series A preferred stock, as of September 30, 2009 by each person, entity or group of affiliated persons or entities known to us to be the beneficial owner of more than 5% of the outstanding shares of our series A preferred stock. Each share of series A preferred stock is entitled to vote at all regular and special meetings of our stockholders on an “as converted” basis, with one vote per share of common stock into which such shares of series A preferred stock are convertible, and having voting rights and powers equal to those of the holders of common stock. Each share of series A preferred stock is currently convertible into 10 shares of common stock. Our series A preferred stock is not registered under the Securities Exchange Act of 1934, as amended.

The information set forth below is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares.

Name of Beneficial Owner(1)	Number of Outstanding Shares Beneficially Owned	Percentage of Series A Preferred Stock Beneficially Owned
Black River Commodity Clean Energy Investment Fund LLC(2)	224,993	80.00%
Leonard Brecken and Affiliate(3)	56,248	20.00%

Footnotes:

(1)	Except as otherwise indicated in the footnotes below, the named person has sole voting and investment power with respect to the shares indicated, and all shares are held beneficially and of record by the named person.
(2)	See footnote 4 to the preceding table for additional information.
(3)

Based in part on a Schedule 13G filed by Mr. Brecken and Brecken Capital, LLC on August 8, 2007. Mr. Brecken and Brecken Capital, LLC have an address of 346 Hartshorn Drive, Short Hills, NJ 07078. The number of shares of series A preferred stock beneficially owned is comprised of 9,400 shares of series A preferred stock held Mr. Brecken personally and 46,848 shares of series A preferred stock held by Brecken Capital Management, LLC. These stockholders also hold warrants to purchase 46,967 and 234,273 shares of our common stock, respectively. The terms of the series A preferred stock and the warrants held by these stockholders provide that these stockholders may not convert shares of series A preferred stock, or exercise warrants, if, after giving effect to such conversion or exercise, either stockholder, together with its affiliates, would beneficially own more than 4.99% of the outstanding shares of our common stock. The foregoing beneficial ownership limitation may be waived by each stockholder, at its election, upon not less than 61 days’ prior notice to us, to change the limitation to 9.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of series A preferred stock or exercise of warrants held by such stockholder. Thereafter, the 9.99% limitation may not be waived. We believe that Mr. Brecken is also the owner of 559,634 shares of our common stock. Mr. Brecken is the Managing Director of Brecken Capital, LLC, which is the general partner of Brecken Capital Management Fund LLC; both Mr. Brecken and Brecken Capital, LLC may be deemed to beneficially own the shares held by Brecken Capital Management Fund LLC, insofar as they exercises voting and investment authority with respect to such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely upon a review of the copies of such forms furnished to us for the year ended December 31, 2008, and the information provided to us by those persons required to file such reports, no such person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis, except as follows:

•

Each of Messrs. Ballentine, Cooper, Cresci, Hatamiya, Kessner, Schumacher, Tejwani and Weisberg filed a Form 4 on June 17, 2008 with respect to their annual director stock appreciation right grants on June 11, 2008.

•	Mr. Cooper filed a Form 4 on September 19, 2008 with respect to his purchase of 2,500 shares of our common stock on September 12, 2008.

•	Mr. Haines filed a Form 4 on November 17, 2008 with respect to his purchase of 10,000 shares of our common stock on November 12, 2008.

•	Mr. Kessner filed a Form 4 on November 17, 2008 with respect to the purchase of 75,000 shares of our common stock by RE Funding, LLC, an entity controlled by him, on November 12, 2008.

PROPOSAL ONE—ELECTION OF DIRECTORS

Our board of directors currently consists of nine members, serving for one-year terms. Each of the current members of our board of directors has been nominated by the our board of directors, acting upon the recommendation of the board’s Nominating and Corporate Governance Committee, to stand for reelection as a director at the 2009 Annual Meeting.

At the 2009 Annual Meeting, stockholders will have an opportunity to vote for directors. The persons named in the enclosed proxy card will vote to elect these nine nominees as directors, unless you withhold authority to vote for the election of any or all nominees by marking the proxy card to that effect. Each of the nominees has indicated his or her willingness to serve, if elected. However, if any or all of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by our board of directors, or our board of directors may reduce the number of directors.

Board Recommendation

The board of directors recommends a vote “FOR” the election of each of the director nominees.

The following paragraphs provide information as of the date of this proxy statement about each member of our board of directors, each of whom is standing for reelection to the board. The information presented includes information about each director, including his or her age, all positions and offices he or she holds with us, his or her length of service as a director, his or her principal occupation and employment for the past five years, and the names of other publicly-held companies of which he or she serves as a director. Information about the number of shares of common stock beneficially owned by each director, our named executive officers and all directors and executive officers as a group, as of September 30, 2009, appears under the heading “Stock Ownership Information.”

No director or executive officer is related by blood, marriage or adoption to any other director or executive officer. No arrangements or understandings exist between any director or person nominated for election as a director and any other person pursuant to which such person is to be selected as a director or nominee for election as a director.

Current Directors Standing for Reelection (Terms to Expire at the 2010 Annual Meeting)

Roger S. Ballentine, age 46, has been the President and principal consultant of Green Strategies Inc., an energy and environmental policy consulting firm, since February 2001. Previously, Mr. Ballentine served in the Clinton Administration, serving from 1999 until early 2001 as Chairman of the White House Climate Change Task Force and Deputy Assistant to the President for Environmental Initiatives, and from 1998 to 1999 as Special Assistant to the President for Legislative Affairs. Prior to that time, Mr. Ballentine was a partner with the Washington, D.C. law firm Patton, Boggs, L.L.P. Mr. Ballentine is a member of the boards of directors of the American Council on Renewable Energy, the Biomass Energy Research Center, the Solar Electric Light Fund and the American Bird Conservancy, all of which are non-profit organizations. Mr. Ballentine received a B.A. in Economics, magna cum laude, from the University of Connecticut, and a J.D., cum laude, from Harvard Law School. In 2008, Mr. Ballentine was a visiting lecturer at the Harvard Law School.

John R. Cooper, age 62, has been a director since 2003. Since 2004, Mr. Cooper has been a principal, director and Chief Financial Officer of Ocean Renewable Power Company, LLC, a venture developing technology and projects to produce electric power from ocean tidal and river currents. Prior to 2002, Mr. Cooper was Senior Vice President and Chief Financial Officer of PG&E National Energy Group (and predecessor companies), where he oversaw all aspects of the structuring and arranging of financing for the construction and acquisition of 8,500 MW of fossil, hydro and renewable electric generating projects and gas pipelines. During his 14 year tenure, these financings were awarded 10 “deal of the year” citations. Previously, he spent eight years with Bechtel Financing Services, Inc., where he was responsible for structuring and arranging financing for large infrastructure and energy projects. He spent three years as chief financial officer of a European oil, shipping, banking and venture capital group in Geneva, Switzerland. He is currently a Director of MachGen, LLC, SkyFuel, LLC, Ocean Renewable Power Company, LLC and an advisory director of Republic Financial Corporation’s private equity group. Mr. Cooper holds a bachelor’s degree from Trinity College (Connecticut), a master’s degree in development economics and international studies from the Johns Hopkins Nitze School of Advanced International Studies, and a master’s degree in finance from the Kellogg Graduate School of Management at Northwestern University.

Joseph E. Cresci, age 66, is a founder of our company and has served as our Chairman since its inception in 1982 and as Chief Executive Officer from 1982 to July 2003. Mr. Cresci’s role as Chairman became a non-executive position in June 2006, and he retired from employment with our company in September 2006. Mr. Cresci now serves as an independent consultant in the area of energy project development. Prior to founding Environmental Power, Mr. Cresci had held other senior management positions including CEO/Owner of a distribution business and President/COO of a subsidiary of a New York Stock Exchange listed company. Mr. Cresci holds an A.B. degree from Princeton University and a law degree from Cornell Law School and was a member of the Pennsylvania and Massachusetts bars.

Lon Hatamiya, age 50, has been a Director of Navigant Consulting, Inc., a publicly traded, specialized, independent consulting firm providing litigation, financial, healthcare, energy and operational consulting services to government agencies, legal counsel and large companies, since July 2007. From January 2004 to July 2007, Mr Hatamiya was a Director of LEGC, LLC, an international expert consulting firm serving businesses and public agencies specializing in economic analysis and development, intellectual property valuation, international trade and related matters. From December 2003 to March 2004, he was an advisor to Declare Yourself, a non-profit, non-partisan organization focused on motivating young voters. From January 1999 to November 2003, Mr. Hatamiya was Secretary of the State of California’s Technology, Trade and Commerce Agency and Chairman of the Board of the California Infrastructure and Economic Development Bank. From September 1993 to January 1999, Mr. Hatamiya held various positions in the United States Department of Agriculture, including being Vice President of the Credit Commodity Corporation, and Administrator of the Agricultural Marketing Service and the Foreign Agricultural Service. He also practiced law with the international firm of Orrick, Herrington and Sutcliffe. Mr. Hatamiya holds a B.A. in Economics from Harvard University, an M.B.A. in International Business and Entrepreneurial Studies from the UCLA Anderson Graduate School of Management, and a J.D. from the UCLA School of Law.

Richard E. Kessel, age 59, has been our President and Chief Executive Officer since July 2006. From October 2003 to July 2006, Mr. Kessel was President and Chief Executive Officer of Bedford Partners, a consulting firm assisting private equity firms in acquiring energy, water, waste and other service related enterprises. From July 1, 2002 to September 30, 2003, Mr. Kessel served as the President and Chief Executive Officer for North America, and a Senior Vice President, of Suez Environment, an international company focused on water, wastewater and waste services. The North American operations overseen by Mr. Kessel were comprised of five companies with over 9,200 employees, $1.3 billion in annual revenues and $1.5 billion in assets. Mr. Kessel served as President and Chief Executive Officer of Trigen Energy Corporation, an energy services company with $1 billion in assets, $533 million in annual revenue and 34 operating facilities in 22 states, from April 1, 2000 to June 30, 2002, after serving as its Executive Vice President and Chief Operating Officer from December 1993 to March 31, 2000. Previously, Mr. Kessel was President and Chief Executive Officer of United Thermal Corporation (acquired by Trigen), which owned and operated the district energy systems in Baltimore, Boston, Philadelphia and St. Louis, and Chief Operating Officer of Sithe Energies, Inc., a developer of independent power projects in the United States and global markets. Mr. Kessel serves on the board of directors of ISO New England, Inc., the operator of the New England region’s bulk power system and wholesale electricity markets. Mr. Kessel holds a B.S. in electrical engineering from Manhattan College, completed the course work for a masters in finance from New York University’s Stern School of Business and received an advanced management degree from the Wharton School of Business Executive Program. We are required by the terms of Mr. Kessel’s employment agreement to nominate him for election as a director at each annual meeting of stockholders held during his tenure as President and Chief Executive Officer.

Steven Kessner, age 56, has been the Chairman of the Board and President of The R.E. Group since 1981. In this capacity, Mr. Kessner has overseen the management and operation of the various real estate holding companies and construction and management companies of which The R.E. Group is the parent. Mr. Kessner is the founder of Uncle Steve’s Camp, a non-profit organization for underprivileged children. Mr. Kessner has served on various non-profit boards and has been a volunteer fundraiser for numerous organizations throughout his career. Mr. Kessner holds a B.S. in Economics from Dartmouth College and served as President of his Dartmouth College class.

August Schumacher, Jr., age 69, has been a director since 2002. Since January 2003, Mr. Schumacher has served as a consultant to W.K. Kellogg Foundation, a consultant advisor to SJH & Company, Inc. and development advisor to Cantera Partners, LLC. Mr. Schumacher served as the third-highest ranking official in the United States Department of Agriculture in the Farm and Foreign Agricultural Service from 1997 to 2001. During this time, he was also President of the USDA’s Commodity Credit Corporation. Prior to his appointment, he directed the Department’s Foreign Agricultural Service. Earlier, Mr. Schumacher was the Senior Agricultural Project Manager for World Bank and also served as the Commissioner of Food and Agriculture for the Commonwealth of Massachusetts. Mr. Schumacher is currently a member of the 21st Century Sustainable Agriculture Task Force of the National Academy of Sciences. In 2007, Mr. Schumacher, among others, oversaw the preparation of the Task Force Report of the Chicago Council of Global Affairs, titled “Modernizing America’s Food and Farm Policy: Vision for a New Direction.” Mr. Schumacher is also chairman of the Wholesome Wave Foundation of Westport, Connecticut, a non-profit organization, and serves on the board of GrainPro, LLC of Concord, Massachusetts, a privately held company.

Kamlesh R. Tejwani, age 49, has been our non-executive Vice Chairman since July 2006. Since July 2008, Mr. Tejwani has served as Chairman and Chief Executive Officer of AllGreen Energy Pte Ltd., a company focused on the development of renewable energy projects in India designed to generate electricity from biomass. From July 2003 to July 2006, Mr. Tejwani served as our President and Chief Executive Officer. Mr. Tejwani served as President of Target Capital Corporation, a private equity firm, from May 1996 to June 2003. His responsibilities included structuring and implementing investments for an offshore investment fund and assisting operating companies in operational and strategic planning. From April 1990 until December 1995, he served as the Chairman and Chief Executive Officer of Air-Cure Technologies, Inc., a manufacturer and marketer of air pollution control systems.

Robert I. Weisberg, age 62, has been a director since 1994. From 2004 to 2008, Mr. Weisberg was Chairman and CEO of Oceans Casino Cruises, Inc., an operator of casino cruise ships. From 1996 to 2004, he was President and Chief Executive Officer of Alco Financial Services, LLC, a commercial asset-based lending company. Mr. Weisberg was the former President and Chief Executive Officer of Pro-Care Financial Group, Inc., and has held the positions of President and CEO of Fleet Credit Corporation and Executive Vice-President of Fleet Financial Group. A graduate of Northeastern University, he received the Executive Award from a joint program sponsored by Williams College and the Harvard Graduate School of Business. Past Chairman and President of the Commercial Finance Association, he is presently a member of the Commercial Finance Association’s Education Foundation. Mr. Weisberg has served on numerous other public, corporate and non-profit community boards.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that Environmental Power Corporation is managed for the long-term benefit of our stockholders. This section describes key corporate governance practices that we have adopted.

Board Determination of Independence

Under applicable rules of The NASDAQ Stock Market LLC, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a material relationship with our company which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that none of Messrs. Ballentine, Cooper, Kessner, Schumacher, Weisberg or Hatamiya has a material relationship with our company which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and therefore, that each of these directors, is “independent” within the meaning of Rule 5605(a)(2) of the NASDAQ Marketplace Rules. In addition, none of the current members of our board of directors, other than Mr. Kessel, is an employee of Environmental Power or any of its subsidiaries. Furthermore, the board expects that Messers. Cresci and Tejwani may become “independent” within the meaning of applicable exchange and SEC rules and regulations within the next couple of years if they remain on our board.

Board of Directors Meetings and Attendance

The board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The primary responsibility of our board of directors is to oversee the management of our company and, in doing so, serve the best interests of the company and our stockholders. The board of directors selects, evaluates and provides for the succession of executive officers and, subject to stockholder election, directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. Our board of directors also participates in decisions that have a potential major economic impact on our company. Management keeps the directors informed of company activity through regular communication, including written reports and presentations at board of directors and committee meetings.

Our board of directors met 11 times during the fiscal year ended December 31, 2008, either in person or by teleconference. During 2008, Messrs. Ballentine, Cooper, Kessner, Tejwani and Weisberg did not attend at least 75% of the aggregate of the total number of board meetings held in 2008 and the total number of meetings held by all committees on which each director then served.

In addition to formal board meetings, members of the Board met telephonically with management on nine different occasions to obtain updates on the status of various pending initiatives.

We have no formal policy regarding director attendance at the Annual Meeting of stockholders, although all directors are expected to attend the Annual Meeting of stockholders if they are able to do so. All then-incumbent directors attended our 2008 Annual Meeting of Stockholders in person or by telephone.

Board Committees

Our board of directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Finance Committee. The members of these committees are appointed by our board of directors, upon recommendation of the Nominating and Corporate Governance Committee, and serve on such committees until their successors are duly appointed and qualified. Each of these committees, other than the Finance Committee, operates under a charter that has been approved by the board of directors. We have posted current copies of each committee’s charter, except for the Finance Committee, which has no written charter, on the Corporate Governance section of our website, which can be found at www.environmentalpower.com.

The board of directors has determined that all of the current members of each of the Audit, Compensation and Nominating and Corporate Governance Committees are “independent” as defined under the rules of The NASDAQ Stock Market LLC, and, in the case of all members of the Audit Committee, that they meet the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934.

Audit Committee

The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent auditor;

•	overseeing the work of our independent auditors, including through the receipt and consideration of certain reports from independent auditors;

•	reviewing and discussing with management and the independent auditors our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting and disclosure controls and procedures;

•	establishing policies regarding hiring employees from the independent auditors and procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with our independent auditors and management to discuss our financial statements, and other financial reporting and audit matters; and

•	preparing the audit committee report required by Securities and Exchange Commission rules (which is included in this proxy statement).

The members of the Audit Committee for 2008 were Messrs. Cooper, Hatamiya and Ballentine. Mr. Cooper serves as chair of the Audit Committee. The board of directors has determined that Mr. Cooper is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee met five times in 2008.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	reviewing and recommending approval of the compensation of our executive officers;

•	overseeing the evaluation of our senior executives;

•	reviewing and making recommendations to the board of directors regarding incentive compensation and equity-based plans;

•	administering our equity incentive plans; and

•	reviewing and making recommendations to the board of directors regarding director compensation.

The Compensation Committee may delegate authority to the chair of the committee to finalize certain matters that have received the general approval of the committee.

The members of the Compensation Committee for 2008 were Messrs. Hatamiya and Schumacher. Mr. Hatamiya serves as the chair of the Compensation Committee. The Compensation Committee met five times during 2008.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to the board the persons to be nominated for election as directors and to each of the board’s committees;

•	reviewing and making recommendations to the board with respect to senior management succession planning;

•	developing corporate governance guidelines; and

•	overseeing an annual evaluation of the board.

The members of the Nominating and Corporate Governance Committee for 2008 were Messrs. Schumacher, Cooper, Weisberg, Hatamiya and Ballentine. Mr. Schumacher serves as chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met once during 2008.

Finance Committee

The Finance Committee’s responsibilities include:

•	reviewing with management the status of Microgy’s project development efforts;

•	evaluating with management particular proposed projects;

•	authorizing our company to proceed with further support to Microgy for particular projects; and

•	reviewing and making recommendations to the full board of directors regarding financing plans and alternatives.

The members of the Finance Committee for 2008 were Messrs. Cooper, Weisberg and Kessner. The Finance Committee did not meet in 2008.

In September 2008, the board of directors established an ad hoc committee of the Board referred to as the Alternative Finance Committee comprised of Messrs. Cooper, Cresci and Weisberg. The purpose of this committee is to work with management and advise the Board regarding various strategic alternatives relating to our capital structure and financing needs. This committee met twice in 2008.

Director Candidates

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board of Directors.

In considering whether to recommend any particular candidate for inclusion in the Board of Director’s slate of recommended director nominees, the Nominating and Corporate Governance Committee applies certain criteria, including:

•	the candidate’s honesty, integrity and commitment to high ethical standards;

•	demonstrated financial and business expertise and experience;

•	understanding of our company, its business and its industry;

•	actual or potential conflicts of interest; and

•	the ability to act in the interests of all stockholders.

The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a significant breadth of experience, knowledge and abilities that will allow our Board of Directors to fulfill its responsibilities.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders or groups of stockholders who have owned more than 5% of our common stock for at least a year as of the date the recommendation is made. Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Environmental Power Corporation, 120 White Plains Road, 6th Floor, Tarrytown, New York 10591. Assuming that appropriate biographical and background material has been provided on a timely basis, the Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Communicating with the Independent Directors

The board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chair of the Nominating and Corporate Governance Committee is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chair of the Nominating and Corporate Governance Committee considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board should address such communications to the Board of Directors, c/o Corporate Secretary, Environmental Power Corporation, 120 White Plains Road, 6th Floor, Tarrytown, New York 10591. You should indicate on your correspondence that you are an Environmental Power stockholder.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Report of the Audit Committee

The Audit Committee consists of the following members of the Board of Directors of Environmental Power Corporation: John R. Cooper (Chair), Lon Hatamiya and Roger S. Ballentine. The Audit Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities pertaining to the accounting, auditing and financial reporting processes of the Company. Management is responsible for establishing and maintaining the Company’s internal control over financial reporting and for preparing financial statements in accordance with accounting principles generally accepted in the United States of America. The Audit Committee is directly responsible for the appointment, oversight, compensation and retention of Caturano and Company, P.C. (formerly Vitale, Caturano & Company, P.C., whose name changed effective May 1, 2009), the independent registered public accounting firm for the Company. Caturano and Company, P.C. is responsible for performing an independent audit of the Company’s annual financial statements and expressing an opinion on:

•	the conformity of the Company’s financial statements with accounting principles generally accepted in the United States of America, and

•	the effectiveness of internal control over financial reporting if and when required.

Each of Messrs. Cooper, Hatamiya and Ballentine meets the independence criteria prescribed by applicable law and the rules of the Securities and Exchange Commission, or SEC, for audit committee membership and is an “independent director” as defined in the rules of The NASDAQ Stock Market LLC and meets the NASDAQ’s financial knowledge and sophistication requirements. Mr. Cooper has been determined by the Board of Directors to be an “audit committee financial expert” under SEC rules. The Audit Committee operates pursuant to a written charter approved by the Board of Directors, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and The NASDAQ Stock Market LLC. The charter is available on the Company’s web site at www.environmentalpower.com by linking to the section titled “Investor Relations” and then “Corporate Governance”.

The Audit Committee’s responsibility is one of oversight. The Audit Committee’s oversight responsibility relating to the accounting, auditing and financial reporting processes of the Company includes overseeing the Company’s processes and preparedness for the audit of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 conducted by the Company’s independent registered public accounting firm, if and when required.

Members of the Audit Committee rely on the information provided and the representations made to them by:

•	management, which has primary responsibility for the Company’s financial statements and reports and for establishing and maintaining appropriate internal control over financial reporting; and

•

our independent registered public accounting firm, which is responsible for performing an audit in accordance with Standards of the Public Company Accounting Oversight Board—United States (PCAOB) and expressing an opinion on

•	the conformity of the Company’s financial statements with accounting principles generally accepted in the United States, and

•	the effectiveness of internal control over financial reporting if and when required.

In this context, we have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2008.

We have discussed with Caturano and Company, P.C., the independent registered public accounting firm for the Company, the matters required to be discussed by Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received and reviewed the written disclosures and the letter from Caturano and Company, P.C. required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and have discussed with them their independence. We have concluded that Caturano and Company, P.C.’s provision of audit and non-audit services to the Company is compatible with their independence.

Based on the reviews and discussions referred to above, and exercising our business judgment, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission. We have selected Caturano and Company, P.C. as Environmental Power Corporation’s independent registered public accounting firm for the year ended December 31, 2009, and have approved submitting the selection of the independent registered public accounting firm for ratification by the stockholders.

Respectfully submitted by the Audit Committee,

John R. Cooper, Chair
Lon Hatamiya
Roger S. Ballentine

Independent Auditor’s Fees

Caturano and Company, P.C. served as our independent auditors for the fiscal years ended December 31, 2008 and 2007. The fees billed for professional services rendered to us by Caturano and Company, P.C. are described below.

Year	Audit Fees(1)	Audit- Related Fees(2)	Tax Fees	All Other Fees
2008	$305,000	$83,455	—	—
2007	$253,566	$70,033	—	—

(1)	Comprised of professional services rendered in connection with the audit of our financial statements and the reviews of financial statements included in each of our Quarterly Reports on Form 10-Q for the years indicated, as well as testing of management’s assessment of internal controls and procedures in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Comprised of professional services rendered in connection with the preparation and review of registration statements filed with the Securities and Exchange Commission and other matters arising out of the audit of our financial statements and relating to the offerings to which such registration statements related, including the issuance of consents and comfort letters.

Pre-Approval Policy and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the chair of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm.

Transactions with Related Persons

Employment and Severance Arrangements

We have entered into employment and severance arrangements with certain of our executive officers, former executive officers and directors. For additional information regarding these agreements, see the portion of this proxy statement headed “Information about Executive and Director Compensation—Employment and Severance Agreements”. Except for such agreements and the other compensation arrangements described in this proxy statement, we did not enter into any transactions with related persons within the meaning of Item 404 of Regulation S-K during the fiscal year ended December 31, 2008 in which the amount involved exceeded $120,000.

Policies and Procedures Regarding Review, Approval or Ratification of Related Person Transactions

In March 2007, our Board of Directors adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel, who we refer to as our chief legal officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if the Committee determines that, under all of the circumstances, the transaction is in, or is not in conflict with, our best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the Securities and Exchange Commission’s related person transaction disclosure rules, our Board of Directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

There were no related person transactions presented for review in 2008.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This compensation discussion describes the material elements of compensation for the fiscal year ending December 31, 2008, that was awarded to, earned by, or paid to each of our current and former executive officers identified in the Summary Compensation Table below as our named executive officers. This compensation discussion primarily focuses on the last completed fiscal year, but we also describe certain compensation actions taken before or after the last completed fiscal year to enhance the understanding of this disclosure.

The Compensation Committee of our Board of Directors oversees our executive compensation program. In this role, the Compensation Committee reviews and approves, or recommends for approval by the full Board, all compensation decisions relating to our executive officers. The Committee also oversees our stock-based compensation plans and programs.

Objectives and Philosophy of Our Executive Compensation Program

The objective of our executive compensation program is to align the interests of management with the interests of stockholders by tying a substantial portion of overall compensation opportunities provided to executive officers to the achievement of business objectives and individual performance. Our policy is to offer competitive compensation packages that will permit us to attract and retain individuals with superior abilities, and to motivate and reward such individuals on the basis of corporate performance in an appropriate fashion that is in the long-term interests of Environmental Power and its stockholders.

Our company continues to develop. As it does, we have been working to develop formal criteria and programs to reward executive officers based upon an assessment of corporate, business-unit and individual performance. As a result of these efforts, in March 2008, our Compensation Committee adopted our Annual Incentive Management Plan and our Long-Term Incentive Plan, in which our executive officers participate, in addition to various other compensation plans for other employees other than our executive officers. The Annual Incentive Management Plan and the Long-Term Incentive Plan are described in more detail below. Pursuant to these plans, we expect to evaluate corporate- and business unit-performance by reviewing the extent to which strategic and business-plan goals are met, including such factors as maintaining capital and operating budgets and timely accomplishment of business-development objectives, as applicable. We expect to evaluate individual performance by reviewing attainment of specified personal objectives and the degree to which teamwork and our other values are fostered.

As a result of our recent efforts to formalize compensation practices, we have committed to the following compensation philosophy, to the extent consistent with financial resources:

•

We will strive to provide competitive compensation programs that will help to attract highly qualified individuals necessary to grow our company, and then to retain and motivate these individuals to achieve higher levels of performance.

•

Compensation programs will emphasize a “pay-for-performance” concept, in which an individual’s future compensation growth and career advancement are dependent upon maintaining and exceeding our recognized levels of quality and performance while supporting our strategic goals. Future monetary growth is dependent upon company performance as well as individual performance.

•

We will provide a compensation package consisting of base salary, incentives, and benefits that are consistent with similar positions in recognized competitors and start-up/growth companies, with each component addressing individual, team and company performance, competitive conditions and our overall financial performance. Our goal is to attract the most qualified applicants to fuel our growth. Future salary increases will be based on an individual’s evaluated performance against pre-established objectives, as well as our performance and ability to pay.

•

Base salary programs will be will be targeted “at market” (50th percentile), and total cash compensation will be targeted “aggressive to market” (up to the 75th percentile) in order to recognize our employees’ direct impact on our business goals.

•

Our core belief is that the opportunity to earn competitive incentives will help drive the focus of business. Competitive incentive compensation will be based upon the achievement of expected performance targets, with upside potential tied to exceptional contribution and surpassing goals. Measurable performance goals and objectives will be developed by our executive management team and approved by the Compensation Committee of the Board of Directors, consistent with our identified business strategies and financial objectives.

•

We will provide a quality and supportive work environment with challenging career opportunities and the necessary resources to enhance growth in order to attract, retain, and motivate a highly qualified and experienced staff. Compensation programs shall encourage employees to maximize their capabilities through personal growth and job development in order to foster a culture that is team focused and rewards both individual and business success.

This compensation philosophy will apply to all employees, including our executive officers. We believe that this compensation philosophy will serve as the basis for the development of new or modified compensation programs and will be used as a tool to help meet identified needs relating to motivation and retention. In practice, we expect that the implementation of this philosophy will have the following implications:

•

The marketplace must be considered with regard to establishing competitive compensation levels, including base salary, benefits and incentives. See the discussion under “—Comparative Compensation Review Process and Benchmarking”, below.

•

Employees should have the ability to earn total cash compensation above market levels based on exceptional performance. Incentive payouts, where applicable, must be determined in a manner that is ethical, and is reflective of performance achieved against objective measures.

•	We must develop and maintain clear salary administration plan documents to ensure the consistent and proper application of all programs.

•

Except for contractual obligations, performance should be the primary determinant of salary increases and incentive bonuses. Increases should be based on objective, quantifiable performance measures, where possible, with a minor portion based on discretionary factors so that subjectivity is limited.

•	Only those employees whose performance meets acceptable standards will receive increases, and the size of the increase will be dependent upon the individual’s evaluated performance.

•

Specific, measurable performance criteria for each job must be set on an annual basis, consistent with our strategic corporate objectives, and the achievement of results for each criteria must be tracked, in order to improve accountability for end results due to the individual’s ability to directly affect the amount of his/her salary increases.

•

A formal performance appraisal tool must be maintained that offers uniform, dependable evaluations that outline the desired performance expectations and accurately reflects each employee’s contribution and performance, and which is monitored to make sure the program is consistently applied and equitable to all employees.

•	Management must be regularly trained in the use of the performance evaluation program and be held accountable for completing evaluations both accurately and on a timely basis.

Comparative Compensation Review Process and Benchmarking

We do not believe that compensation levels should be controlled by benchmarking. However, we believe that information regarding pay practices at other companies is useful in two respects. First, our compensation practices need to be competitive in the marketplace. Second, marketplace information is one of the many factors that we consider in assessing the reasonableness of compensation. Accordingly, from time to time we have compared our compensation packages—including levels, components, and mix of compensation types—with those of other companies in the alternative energy industry, through reviews of survey data and information gleaned from filings of publicly traded companies and through information compiled and analyzed by others. Going forward, we intend to compare the compensation of our employees to the marketplace within two specific peer groups: alternative energy, energy development and production and water/wastewater treatment companies and start-up and emerging bio-technology companies, and to perform these comparisons at least every two or three years. In addition, we intend to identify a peer group and maintain updated job descriptions for each unique job in order to benchmark positions appropriately.

While such information may be a useful guide for comparative purposes, we believe that a successful compensation program also requires the application of judgment and subjective determinations of individual performance. Review of this information and these factors forms the basis of management’s compensation recommendations to the Compensation Committee and the Committee’s decision-making.

Use of Consultants

The Compensation Committee’s charter grants it the authority to retain outside advisors, including compensation consultants, and approve their compensation. Environmental Power is obligated to pay the Compensation Committee’s advisors and consultants. Although management is involved in coordinating with these advisors with respect to the provision of their services, these advisors and consultants report directly to the Compensation Committee. With respect to non-employee director compensation, the full Board of Directors has acted directly.

Thus, in 2007, the Compensation Committee and management sought the advice of outside counsel and also engaged Brian Foley & Company, Inc., an independent executive compensation consulting firm, to advise the Committee on certain matters relating to stock-based compensation. Also in 2007, the Nominating and Corporate Governance Committee engaged Heidrick & Struggles, a leading executive search firm, to assist it in evaluating best practices for corporate governance, including such matters as board composition, director stock ownership guidelines and related matters.

In February 2008, the Compensation Committee engaged Harry Schum, an independent compensation consultant, to assist the Compensation Committee and management in the formulation of more formal incentive compensation programs for our executive officers as well as all other full-time employees.

Elements of Executive Compensation

Compensation for our executives has generally consisted of the following elements:

•	base salary;

•	bonuses;

•	long-term incentive compensation via stock-based awards;

•	health, dental, life and disability insurance and other traditional employee benefits, and executive perquisites; and

•	severance and change-in-control arrangements.

Historically, we have not had any formal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the Compensation Committee, with input as requested from senior management, has determined subjectively what it believes to be the appropriate level and mix of the various compensation components. The mix of compensation has also been impacted in many cases by the course of negotiations with the executive in question in connection with his hiring. Ultimately, the Compensation Committee’s objective in allocating between annual and long-term compensation rtunities is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our Company and its stockholders. Therefore, we have provided cash compensation in the form of base salary to meet estimated competitive salary norms and, to the extent our cash position has permitted, have rewarded individual performance on an annual basis in the form of bonus compensation. We provide non-cash compensation, principally in the form of equity-based grants such as stock options and, more recently, stock appreciation rights and restricted stock awards, which are intended to create incentives for the achievement both of specific objectives and/or long-term strategic goals.

In March 2008 the Compensation Committee, acting upon the recommendations of management and Mr. Schum, adopted the compensation philosophy described above. In addition, as part of its effort to formalize our compensation practices generally, including with respect to our executives, the Compensation Committee adopted our Annual Incentive Management Plan and Long-Term Incentive Plan.

The purpose of the Annual Incentive Management Plan is to align the interests of management with corporate performance goals by focusing management on the achievement of annual financial and operational objectives with competitive financial incentives. Full-time employees not participating in other incentive programs will be eligible under the plan, with the extent of participation to be determined by position in our company. Pursuant to the plan, the board of directors, in cooperation with our executive team, will set annual corporate financial objectives. Individual performance will also be considered, and threshold and maximum levels of performance will also be set. Under the plan, our Chief Executive Officer will have a target award of 50% of base salary; other executive officers will have target awards of 35% of base salary. Our Chief Executive Officer’s award will be based 100% on the achievement of corporate goals; the other executive officers’ awards will be based 75% on the achievement of corporate goals, and 25% on individual performance. Particular corporate objectives will be assigned a relative weight, as may also be the case with individual performance goals. Awards under the plan will be based on the overall level of achievement of both corporate and individual goals, and will be paid following the audit of year-end financials. Participants in the plan must be employed at the time of payout to receive an award. The plan can be modified or terminated at any time, is strictly a guideline, and is not binding on us. The Compensation Committee will determine awards to our Chief Executive Officer and other executives.

The Long-Term Incentive Plan was adopted pursuant to the Compensation Committee’s discretion under our existing 2005 Equity Incentive Plan and 2006 Equity Incentive Plan, to set the terms and amounts of awards under such plans, subject to the limitations set forth in such plans. The purpose of this plan is to provide a long-term incentive plan based on the financial growth of our company, to foster teamwork and an entrepreneurial spirit among participants and to provide a long-term compensation tool to motivate, reward and retain participants. Our Chief Executive Officer, our other executive officers and those additional persons designed by our Chief Executive Officer, are eligible to participate in the Long-Term Incentive Plan. Awards pursuant to the plan are expected to be made annually, and may be a combination of different long-term vehicles, including restricted stock awards, incentive stock options and stock appreciation rights, based upon guidelines considered by the Compensation Committee on an annual basis. Such awards will be made under our 2005 Equity Incentive Plan or 2006 Equity Incentive Plan, and awards pursuant to the Long-Term Incentive Plan will be subject to the terms the equity incentive plan under which they are granted, including any limitations on awards set forth therein. Awards pursuant to the plan generally will vest in three substantially equal annual installments beginning on the first anniversary of the grant date. The value of such awards will be determined based on the fair market value at the time of grant, utilizing a modified Black-Scholes methodology where appropriate. The target value of each annual award (as a percentage of base salary) will be established by the Compensation Committee for our Chief Executive Officer, will be 30% for the other executive officers, and will be discretionary for any other employees designated for participation in the plan by our Chief Executive Officer. All awards will vest in full upon the death of total disability of a participant, or upon a change in control of our company, and will be forfeited, whether or not vested, upon any termination for cause. Awards vesting upon death or disability are to be paid or exercised within 12 months following such event. The Long-Term Incentive Plan can be modified or terminated at any time, is strictly a guideline, and is not binding on us. The Compensation Committee will determine awards to our Chief Executive Officer and other executives.

Base Salary. Salary for our executives is generally set by reviewing compensation levels for comparable positions in the market, as described above, and the historical compensation levels of our executives. Salaries may then be adjusted from time to time, based upon market changes, actual corporate and individual performance and promotions or changes in responsibilities. Base salaries and other elements of compensation may also be mandated by the terms of employment and other agreements entered into with our executives, as described under “Information about Executive and Director Compensation—Employment and Severance Agreements.” In such cases, base salaries have at first been determined by arms-length negotiations with these executives, generally in connection with their initial hiring. Going forward, we will continue to seek to set salaries that are competitive with the marketplace, recognizing the skill and experience of each executive, his or her level of performance, and his or her responsibilities as compared to similarly situated employees at competing firms. While it will be our primary objective to offer and maintain base salaries that are competitive with the marketplace, we will reserve the right to pay premium base salaries to secure the services of individuals with certain skill sets or to fill positions in key markets that are vital to our business objectives.

Bonuses. Bonuses, as well as any annual increases in salaries, are expected to be based on actual corporate and individual performance compared to targeted performance criteria and various subjective performance criteria. Given what we believe are competitive base salaries, as well as our stage of development and cash position, we generally have not paid cash bonuses to our top executives from 2002 through 2006. We did, however, pay bonuses to our executives in respect of 2007, based on their individual performance. No bonuses will be paid in respect of 2008. Going forward, we expect to pay bonuses based upon criteria and corporate and individual performance goals established in accordance with the Annual Incentive Management Plan described above, subject to the availability of cash resources to do so. The objective of the Annual Incentive Management Plan will be to:

•	reward participants for achievement of short term financial and operating plan business goals;

•	establish goals that are challenging but attainable and linked to corporate, division and individual objectives based on the ability of the participant to influence results;

•	leverage award opportunities to incent over-achievement of the operating plan objectives; and

•	Provide competitive cash opportunity versus the marketplace

We intend to communicate the annual incentive opportunities under this plan, and the accomplishments necessary to achieve these incentives, to each participating employee early in each plan year. Notwithstanding the adoption of the Annual Incentive Management Plan in early 2008, while specific performance goals for 2008 were initially identified, the goal setting process was hampered by quickly changing circumstances and deteriorating financial market conditions, which resulted in a shift in the Company’s priorities. As a result, specific performance goals for 2008 were not finalized.

Long-Term Incentive Compensation via Stock-Based Awards. Compensation for executive officers also includes the long-term incentives afforded by stock options and other equity-based awards. Our stock option and equity-based award program is designed to align the long-term interests of our employees and our stockholders and assist in the retention of executives. The size of stock-based awards is generally intended to reflect the executive’s position and the executive’s expected contributions. In 2008, we made stock-based awards in accordance with the terms of the Long-Term Incentive Plan described above. This compensation plan is designed to accomplish several objectives:

•

focus participants on the strategic plan performance objectives that are critical to the success of the company over a three-year period, which objectives are linked to the achievement of business and financial goals that are designed to create value for shareholders;

•	encourage retention of participants through reward opportunities that require continued service; and

•	encourage teamwork and “one company” focus by employees regardless of their business unit and reward sustained contribution for attainment of strategic objectives.

As this plan is based on total company strategic results, the participation is limited to those whose actions play a direct role in the long-term success of the company, including our executive officer and others designated by our Chief Executive Officer.

Insurance, Other Employee Benefits and Perquisites. We maintain broad-based benefits and perquisites that are provided to all employees, including health insurance, life and disability insurance, dental insurance and a 401(k) plan. Under our 401(k) plan, so long as the employee is employed through the last day of the year in question, we generally make a matching 401(k) contribution of 50% of the employee’s contribution, up to 6% of the employee’s salary for the year, with a maximum matching contribution of $7,500. In addition, we provide certain perquisites to executives, which are generally detailed in their employment agreements or offer letters. Going forward, we expect to offer supplemental benefits and perquisites to designated executives, which supplement broad-based benefit programs. The objectives of this supplemental benefits and perquisites program will be to:

•	Provide executives with competitive benefits and perquisites versus the marketplace;

•	Replace benefits that are restricted due to ERISA and/or Internal Revenue Code limitations;

•	Attract and retain experienced senior executives;

•	Assist executives in accomplishing job responsibilities; and

•	Supplement executive’s retirement benefits.

Severance and Change-in-Control Arrangements. Compensation for executive officers also includes severance and change-in-control arrangements, which are generally reflected in the employment agreements for such officers. These arrangements, like other elements of executive compensation, are structured with regard to practices at comparable companies for similarly-situated officers and in a manner we believe is likely to attract and retain high quality executive talent. Changes to existing severance arrangements are also sometimes negotiated with departing executives in exchange for transition services and/or general releases. The severance and change-in-control arrangements currently in place with our current executive officers are described in greater detail in this section under the headings “—Employment and Severance Arrangements,” and “—Summary of Potential Payments Upon Termination or Change of Control.”

Other Corporate Policies Relating to Executive Compensation

Role of Executive Officers in Determining or Recommending Executive and Director Compensation. Management plays an important role in support of the Compensation Committee’s determination of executive compensation. The most significant aspects of management’s role are:

•	evaluating key-employee performance;

•	recommending business performance targets and objectives; and

•	recommending salary levels and stock-based awards.

Our President and Chief Executive Officer assists the chair of the Compensation Committee in establishing the agenda for Committee meetings. Management also prepares meeting information for each Compensation Committee meeting. At the Committee’s request, our President and Chief Executive Officer also participates in Compensation Committee meetings to provide input if and as sought by the Committee, including but not limited to:

•	background information regarding our strategic objectives and progress toward the attainment of those objectives;

•	information on the performance of the senior executive officers; and

•	compensation recommendations as to senior executive officers other than the Chief Executive Officer.

Ultimately, however, all executive compensation decisions are made, or recommended to the Board of Directors, by the Compensation Committee, which makes such decisions and recommendations after considering management’s recommendations, available market data, and, in some cases, input from outside advisors to the Committee. In doing so the Committee engages in deliberations in executive session without the presence of the Chief Executive Officer or any other members of management.

The forms and amounts of non-employee director compensation in 2008 were unchanged from those set in 2007, which were determined by the full Board of Directors following a review of data provided by Heidrick & Struggles, as described above. However, in September 2008, the Board unanimously directed management to defer payment of cash compensation due to Board members until further notice, in order to conserve cash. We have been accruing these amounts as they become due.

Impact of Tax Treatment on Compensation Decisions. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our four other most highly paid executive officers. Qualifying “performance-based” compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and generally intend to structure our executive compensation to comply with Section 162(m). However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Security Ownership Requirements or Guidelines. While we believe it is important for our executives to have an equity stake in our company in order to help align their interests with those of our stockholders, we do not have any equity ownership guidelines for our executive officers, other than as contemplated by the Long-Term Incentive Plan. We also do not have any equity ownership guidelines for our non-employee directors. However, board members and executive officers are encouraged to acquire, during open trading windows, shares of our common stock to the extent consistent with their individual economic circumstances, and directors and executive officers have done so.

Discussion of Specific Compensation Arrangements for 2008

On June 3, 2008, the Compensation Committee approved the following compensation arrangements with our executive officers:

Changes to Base Salaries; Bonuses

The Compensation Committee approved the following changes to base salaries for the following executive officers, retroactive to May 1, 2008:

Name and Title	Old Base Salary	New Base Salary
Richard E. Kessel	$300,000	$318,800
President and Chief Executive Officer

Michael E. Thomas	$220,000	$227,700
Senior Vice President, Chief Financial Officer and Treasurer

Dennis Haines	$210,000	$221,000
Vice President, General Counsel and Secretary

The foregoing changes were based upon the factors and compensation philosophy described above. In particular, the Compensation Committee considered it important to recognize the contributions of the executive team collectively in addressing the array of complex commercial and financial matters facing our company and to remain competitive with other organizations. For base pay, an annualized growth-rate of 3.5%, adjusted depending upon start-dates, was selected for uniform application after input from Mr. Schum and discussions among the Chief Executive Officer and Compensation Committee members.

In the case of each executive officer, the terms of employment do not specify an assured bonus amount. The bonus for Mr. Kessel was thus set by the Compensation Committee after receiving input from the full Board, and the bonuses for the other executive officers were determined by the Compensation Committee following discussions with Mr. Kessel. Factors influencing the bonus awarded to Mr. Kessel included his and the company’s performance in 2007, Mr. Kessel’s then-recently expired options and plans for replacing that equity component of his compensation. It was the sense of the Board and the Compensation Committee that Mr. Kessel’s bonus should reflect the Board’s appreciation for and satisfaction with his service, but should also take into account the equity component of his compensation.

No bonuses were paid in 2009 in respect of 2008, nor were any adjustments to base salaries made in 2009.

Option Grants

The Compensation Committee approved the following options grants under our 2006 Equity Incentive Plan, each of which has an exercise price of $5.52 per share, the closing price of the our common stock as reported on The NASDAQ Capital Market on the date of grant, which the Compensation Committee determined to be the fair market value of a share of the our common stock on the date of grant:

Name	Number of Shares	Vesting
Richard E. Kessel	150,000	- 75,000 shares vested immediately - 75,000 shares vesting on December 31, 2008

Dennis Haines	25,000	- 12,500 shares vested immediately - 12,500 shares vesting on December 31, 2008

As mentioned above, these option grants were intended to replace options with unsatisfied vesting conditions based on achieving a stock price that the Compensation Committee ultimately determined to be unrealistic and beyond the executives’ control. These option grants are reflected in more detail in the tables below.

Awards under Long-term Incentive Plan

The Compensation Committee also approved combined awards of stock appreciation rights and restricted stock to the Company’s executive officers. Pursuant to the guidelines set forth in our 2008 Long-Term Incentive Plan, in the case of Mr. Kessel the award reflects a value of 65% of his salary in order to assure maximum alignment with shareholder interests. The stock appreciation rights were awarded under the our 2006 Equity Incentive Plan, each of which has an exercise price of $5.52 per share, the closing price of the our common stock as reported on The NASDAQ Capital Market on the date of grant, which the Committee determined to be the fair market value of a share of our common stock on the date of grant. The Compensation Committee also made restricted stock awards under our 2006 Equity Incentive Plan, at a purchase price of $0.01 per share. The Compensation Committee chose a vesting-schedule of 50% per year over a two-year period, commencing as of May 1, 2008, for both the stock appreciation rights and the restricted stock awards:

Name	Number of Shares Subject to SARs	Number of Restricted Shares	Vesting
Richard E. Kessel	33,278	16,500	50% on May 1, 2009; balance on May 1, 2010
Michael E. Thomas	11,665	5,000	Same
Dennis Haines	11,089	5,000	Same

The foregoing awards are reflected in more detail in the tables below.

Executive Compensation

Summary Compensation

The following table sets forth information for the fiscal years ended December 31, 2008, 2007 and 2006 regarding the compensation of our President and Chief Executive Officer, our Senior Vice President, Chief Financial Officer and Treasurer, and our Vice President, General Counsel and Secretary . We refer to these individuals as our named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Richard E. Kessel	2008	$312,533	—	$45,458	$667,267			$42,007	$1,067,265
President and Chief Executive Officer and President of Microgy, Inc.	2007	300,000	$100,000	—	917,374	—	—	38,909	1,356,283
	2006	137,500	—	—	578,423	—	—	6,319	722,242

Michael E. Thomas(7)	2008	225,133	—	13,775	129,606			28,922	397,436
Senior Vice President, Chief Financial Officer and Treasurer	2007	134,680	15,500	—	106,559	—	—	17,295	274,034
	2006	—	—	—	—	—	—	—	—

Dennis Haines	2008	217,333	—	13,775	179,322			21,887	432,317
Vice President, General Counsel and Secretary	2007	210,000	22,000	—	91,699	—	—	20,532	344,231
	2006	43,750	—	—	20,058	—	—	3,661	67,469

(1)	We did not pay any bonuses in 2006. Bonus amounts for 2007 are bonuses in respect of services for that year, which were paid in 2008. No bonuses will be paid in respect of services for 2008.
(2)	We did not make any awards of stock in 2006 or 2007. In 2008, the named executive officers were granted restricted stock awards vesting over two years. The amounts in the “Stock Awards” column reflect the dollar amounts recognized as compensation expense in respect of these awards for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with SFAS 123(R). Please see the table below under the heading “Outstanding Equity Awards at Fiscal Year-End” for further detail regarding the restricted stock awards underlying these amounts, including the fair market value on the grant date and the number of shares subject to such awards.
(3)	The amounts in the “Option Awards” column reflect the dollar amounts recognized as compensation expense for financial statement reporting purposes for stock options or stock appreciation rights for the fiscal years ended December 31, 2008, 2007 and December 31, 2006 in accordance with SFAS 123(R), using a Black-Scholes option-pricing model employing certain variables and related assumptions, including stock price volatility. The amounts shown in this column are, therefore, projections that do not necessarily reflect the actual cash compensation to be received by the option holder upon exercise of the option. The assumptions we used to calculate these amounts are discussed in Note J to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. Please see the table below under the heading “Outstanding Equity Awards at Fiscal Year-End” for further detail regarding the option awards underlying these amounts, including the exercise price and the number of shares subject to such options.
(4)	We did not pay any non-equity incentive plan compensation in 2006, 2007 or 2008.
(5)	We no longer maintain a pension plan, nor did we maintain any nonqualified deferred compensation plans in 2006, 2007 or 2008.
(6)	The amounts in the “All Other Compensation” column represent the following amounts for the following individuals:

Richard E. Kessel	—2008:	Automobile expense reimbursement: $9,000 401(k) corporate matching contribution: $7,750 Medical insurance premiums: $13,498; Dental insurance premiums: $1,972 Life insurance premiums and stipend for life insurance: $9,787 (includes amounts to which Mr. Kessel was entitled to in 2006 put which were paid in 2008).
	—2007:	Automobile expense reimbursement: $13,500 (includes amounts to which Mr. Kessel was entitled in 2006 but which were paid in 2007); 401-K corporate matching contribution: $7,750 Medical insurance premiums: $9,627; Dental insurance premiums: $1,505 Life insurance premiums and stipend for life insurance: $6,527.
	—2006:	Life insurance premium: $6,319. Mr. Kessel is entitled to (a) up to $750 a month in reimbursement for automobile lease payments, (b) reimbursement for automobile insurance, and (c) coverage under our medical and dental insurance policies. Mr. Kessel did not take any of these benefits in 2006.
Michael E. Thomas	—2008:	Automobile expense reimbursement: $9,000; 401(k) corporate matching contribution: $5,500 Medical insurance premiums: $9,825; Dental insurance premiums: $1,078; Life insurance premiums and stipend for life insurance $3,519.
	—2007:	Automobile expense reimbursement: $5,625; 401(k) corporate matching contribution: $5,500 Medical insurance premiums: $5,617; Dental insurance premiums: $553.

Dennis Haines	—2008:	Automobile expense reimbursement: $10,125 (includes amounts to which Mr. Haines was entitled in 2007 and 2006 but which were paid in 2008); Medical insurance premiums: $5,652; Dental insurance premiums: $1,078 Life insurance premiums and stipend for life insurance: $5,032.
	—2007:	Automobile expense reimbursement: $9,750 (includes amounts to which Mr. Haines was entitled in 2006 but which were paid in 2007); Medical insurance premiums: $4,643; Dental insurance premiums: $1,103; Life insurance premiums and stipend for life insurance: $5,036.
	—2006:	Automobile expense reimbursement: $2,250; Medical insurance premiums: $774; Dental insurance premiums: $92; Life insurance premiums: $545.
(7)	Mr. Thomas commenced employment in May 2007. Accordingly, no information is provided for 2006.

The following table sets forth information regarding each grant of an award made to a named executive officer during the fiscal year ended December 31, 2008 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units		All Other Option Awards; Number of Securities Underlying Options		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(1)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Richard E. Kessel	6/3/08	—	—	—	—	—	—	—		150,000	(2)	$5.52	$518,850
	6/3/08	—	—	—	—	—	—	16,500	(3)	—		5.52	90,915
	6/3/08	—	—	—	—	—	—	—		33,278	(4)	5.52	109,908

Michael E. Thomas	6/3/08	—	—	—	—	—	—	—		11,665	(5)	5.52	38,526
	6/3/08	—	—	—	—	—	—	5,000	(6)	—		5.52	27,550

Dennis Haines	6/3/08	—	—	—	—	—	—	—		25,000	(7)	5.52	82,568
	6/3/08	—	—	—	—	—	—	5,000	(8)	—		5.52	27,550
	6/3/08	—	—	—	—	—	—	—		11,089	(9)	5.52	36,624

(1)	The amounts in the “Grant Date Fair Value of Stock and Option Awards” column for options and SARs reflect the grant date fair value of each equity award calculated in accordance with SFAS 123(R), using a Black-Scholes option-pricing model employing certain variables and related assumptions, including stock price volatility. The amounts shown in this column are, therefore, projections that do not necessarily reflect the actual cash compensation to be received by the option holder upon exercise of the option or SAR. The assumptions we used to calculate these amounts are discussed in Note J to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. The amounts shown in this column for restricted stock awards reflect the grant date fair value of the award calculated in accordance with SFAS 123(R) and are projections that do not necessarily reflect the actual cash compensation to the recipient of the award on the date the award vests or when the underlying shares are sold. As of December 31, 2008, the closing market price of our common stock was $0.63 per share.
(2)	Represents shares subject to a non-statutory stock option vested as to 75,000 shares on the date of grant, and vesting as to the remaining 75,000 shares on December 31, 2008.
(3)	Represents shares subject to a restricted stock award vesting as to 50% of the shares subject thereto on May 1, 2009, with the balance vesting on May 1, 2010.
(4)	Represents shares subject to SARs vesting as to 50% of the shares subject thereto on May 1, 2009, with the balance vesting on May 1, 2010.
(5)	Represents shares subject to SARs vesting as to 50% of the shares subject thereto on May 1, 2009, with the balance vesting on May 1, 2010.
(6)	Represents shares subject to a restricted stock award vesting as to 50% of the shares subject thereto on May 1, 2009, with the balance vesting on May 1, 2010.
(7)	Representing shares subject to a non-statutory stock option vested as to 12,500 shares on the date of grant, and vesting as to the remaining 12,500 shares on December 31, 2008.
(8)	Represents shares subject to a restricted stock award vesting as to 50% of the shares subject thereto on May 1, 2009, with the balance vesting on May 1, 2010.
(9)	Represents shares subject to SARs vesting as to 50% of the shares subject thereto on May 1, 2009, with the balance vesting on May 1, 2010.

Employment and Severance Arrangements

Employment Agreement with Richard E. Kessel

On July 12, 2006, we entered into an employment agreement with Richard E. Kessel. Mr. Kessel’s employment agreement provides for the following principal terms:

•

Employment as our President and Chief Executive Officer commencing on July 17, 2006, referred to as the commencement date, and appointment to our Board of Directors promptly following the satisfaction of any applicable board independence and composition requirements.

•	An initial annual salary of $300,000, subject to annual adjustment by the Compensation Committee of our Board of Directors, which salary was increased to $318,800, effective May 1, 2008.

•	The grant of non-qualified stock options to purchase up to 400,000 shares of our common stock, as described below.

•

Eligibility to participate on the same basis as other executives reporting directly to our chief executive officer in any bonus plan adopted by us from time to time, subject to the terms of any such plan; and

•

Such medical, dental, retirement, vacation and other benefits as are made available from time to time to our other similarly-situated employees, as well as a car allowance comparable to that afforded to our other senior executives and five weeks paid vacation each year.

Mr. Kessel’s employment agreement further provides that, notwithstanding the fact that Mr. Kessel will be an employee-at-will, the following termination provisions will apply:

•	Either we or Mr. Kessel may terminate the employment agreement upon sixty (60) days’ prior written notice.

•

In the event that we terminate the employment agreement without cause (as defined in the employment agreement), Mr. Kessel terminates the employment agreement for good reason (as defined in the employment agreement) or Mr. Kessel terminates his employment or we (or any successor company) terminates Mr. Kessel’s employment for any reason within 180 days following a change in control (as defined in the employment agreement), Mr. Kessel will be entitled to the following:

•	continued coverage under our benefit plans through the termination date;

•	payment of all earned but unpaid compensation (including accrued unpaid vacation) through the effective date of termination, payable on or before the termination date;

•	reimbursement of any monies advanced or expenses incurred by Mr. Kessel in connection with his employment for reasonable and necessary business expenses incurred on or before the termination date;

•

payment of the equivalent of the base salary he would have earned over the 18 months following the termination date, less necessary tax withholdings, at his then current base salary rate, referred to as the severance payment, payable in a lump sum on the first business day following the six (6) month anniversary of the effective date of termination, to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended, referred to as the Code, or, if not so required by Section 409A of the Code, then in a lump sum on the first business day following termination;

•

that portion of any annual bonus that Mr. Kessel would have been eligible to earn for the fiscal year in which his employment terminated, assuming that Environmental Power’s performance is deemed to continue at the same rate for the remainder of the fiscal year, as is represented by the number of days Mr. Kessel was employed up to the date of termination divided by 365, referred to as the pro-rata bonus;

•	benefit continuation for a period of 18 months at the same level as he was receiving prior to the termination; and

•

a number of outstanding unvested stock options and restricted stock, if any, previously granted to Mr. Kessel shall vest upon such termination in amount equal to the stock options and restricted stock that would have vested solely as a result of the passage of time (but not as the result of any other performance measure, stock price or other target) over the twelve (12) month period after such termination if Mr. Kessel remained employed by us, referred to as the accelerated vesting.

•	In the event that Mr. Kessel dies or become incapacitated, he or his estate will be entitled to receive:

•	payment of all earned but unpaid compensation through the effective date of termination, as specified in the notice;

•	bonus in a deemed amount; and

•	whatever benefits to which he or his estate may be entitled pursuant to our benefit plans.

•

In the event that Mr. Kessel’s employment is terminated by us for cause, he will be entitled to receive only his earned but unpaid compensation, comprised of base salary and accrued vacation, through the date of termination.

Mr. Kessel’s employment agreement also contains customary proprietary information and assignment of inventions provisions. Furthermore, the employment agreement provides that, during such time as Mr. Kessel is employed by us and for a period of two years thereafter, Mr. Kessel will not

•

engage in any business or enterprise, whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company, that develops, manufactures, markets, licenses, sells or provides any product or service that utilizes or relates to any digester technology; or

•	solicit certain of our employees or customers.

On July 18, 2006, in accordance with the terms of his employment agreement, we entered into two non-statutory option agreements with Mr. Kessel. The option agreements provide for the following principal terms:

•

The first option agreement relates to the grant of an option under the our 2005 Equity Incentive Plan to purchase up to 250,000 shares of our common stock at an exercise price of $6.30 per share, the fair market value of our common stock on July 17, 2006, the date of grant and the date Mr. Kessel commenced his employment, referred to as the commencement date. This option vests as follows:

•	100,000 shares vest on the six-month anniversary of the commencement date,

•	100,000 shares on the 18-month anniversary of the commencement date, and

•	50,000 shares on the 24-month anniversary of the commencement date.

In addition, this option vests in full upon a change in control, as defined in Mr. Kessel’s employment agreement.

•

The second option agreement related to the grant of an option under our 2006 Equity Incentive Plan to purchase up to 150,000 shares of our common stock at an exercise price of $6.30 per share. This option vested only if our common stock closes at a price per share equal to or in excess of $10.00 on or prior to December 31, 2007. As this condition was not satisfied, this option did not vest and terminated by its terms.

Employment Offer Letter with Michael E. Thomas

On May 10, 2007, we entered into an offer letter with Michael E. Thomas regarding his employment as our Senior Vice President and Chief Financial Officer. The offer letter provides for Mr. Thomas’ employment with our company on the following principal terms:

•	An annual salary of $220,000, which salary was increased to $227,700, effective May 1, 2008.

•

Effective on his first date of employment, such date being the grant date, the grant of a stock appreciation right, or SAR, under the Company’s 2005 Stock Incentive Plan or 2006 Equity Incentive Plan, or a combination thereof, pursuant to which he will be entitled to receive, after vesting and upon exercise, a payment in cash or in shares of our common stock, or a combination of the foregoing (the form and composition of such payment to be at our election) equal to the increase, if any, in the fair market value of up to 100,000 shares of our common stock, referred to as the measuring shares, over the fair market value of the measuring shares at the close of business on the grant date, vesting as follows:

Number of Measuring Shares	Vest
25,000	May 21, 2008
25,000	May 21, 2009
25,000	May 21, 2009, so long as the closing price of a share of our common stock equals or exceeds $11 on or before that date.
25,000	On our achieving certain equity and debt financing objectives.

The SAR does not represent the right to purchase the underlying measuring shares, and in no event may the number of shares of our common stock issued pursuant to the SAR exceed the number of shares then available for issuance under the plans. The vesting of the SAR will accelerate in full upon a change in control, as defined in the offer letter.

•

Eligibility to participate at the same level as other executives reporting directly to our Chief Executive Officer in any bonus plan adopted by us from time to time, subject to the terms of any such plan, with an annual bonus target of 35% of base salary, based on annual performance and financial targets developed by the Chief Executive Officer.

•	The following benefits, as well as such other medical, dental, retirement and other benefits as are made available from time to time to our other senior executives:

•	An automobile allowance not to exceed $750.00 per month;

•	Reimbursement for long-term disability and term life insurance coverage premiums paid by Mr. Thomas, in an amount not to exceed $3,500.00 per year;

•	Four weeks’ paid vacation per year; and

•

Reimbursement for expenses of relocation, including the expenses of selling his existing residence, purchasing a new residence and moving, as well as temporary housing expenses of up to $1,500 per month for a period of six months.

The offer letter further provides that, notwithstanding the fact that Mr. Thomas will be an employee-at-will, he will be entitled to severance equal to 12 months of his then current base salary if he is terminated as a result of job elimination or termination without cause, as defined in the offer letter, and not as a result of discharge for cause, retirement, disability, death or voluntary resignation, with such severance payable in a lump sum upon termination. In addition to severance, Mr. Thomas will also be entitled to 12 months of continued medical benefits coverage.

Employment Offer Letter with Dennis Haines

On October 11, 2006, we entered into an employment offer letter with Dennis Haines regarding Mr. Haines’ employment as our Vice President and General Counsel. The employment offer letter provides for the following principal terms:

•	An annual salary of $210,000, which salary was increased to $221,000, effective May 1, 2008.

•

The grant of one or more non-statutory stock options to purchase an aggregate of 100,000 shares of our common stock, vesting in three installments of 25,000 shares each on the six, 12 and 24 month anniversaries of Mr. Haines’ hire date, and with respect to an additional 25,000 shares in the event that the closing price of our common stock equaled or exceeded $10.00 per share on or before

December 31, 2007. The options have an exercise price equal to the fair market value of our common stock on the date of grant. Mr. Haines will be eligible for future awards under equity compensation plans adopted by us from time to time for which our senior executives are generally eligible, with the level, terms and conditions of such participation determined by the our Board of Directors in its sole discretion.

•

Eligibility to participate at the same level as other executives reporting directly to our Chief Executive Officer in any bonus plan adopted by us from time to time, subject to the terms of any such plan.

•	The following benefits, as well as such other medical, dental, retirement and other benefits as are made available from time to time to our other senior executives:

•	An automobile allowance not to exceed $750.00 per month;

•	Reimbursement for long-term disability and life insurance coverage premiums paid by Mr. Haines, in an amount not to exceed $5,000.00 per year; and

•	Reimbursement for the costs of continuing legal education, professional license fees and membership in a professional organization, up to a maximum of $1,750.00 annually.

Mr. Haines’ employment offer letter further provides that, notwithstanding the fact that Mr. Haines will be an employee-at-will, he will be entitled to severance equal to 12 months of his then current base salary if he is terminated as a result of job elimination or termination without cause, and not as a result of discharge for cause, retirement, disability, death or voluntary resignation, with such severance payable in a lump sum upon termination. In addition to severance, Mr. Haines will also be entitled to reimbursement for 12 months of continued medical coverage.

Information Relating to Equity Awards and Holdings

The following table sets forth information regarding unexercised stock options and stock appreciation rights, stock that has not vested and equity incentive plan awards for each of the named executive officers outstanding as of December 31, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options/ SARs Exercisable	Number of Securities Underlying Unexercised Options/ SARs Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option/ SAR Exercise Price	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Richard E. Kessel	250,000	—		—	$6.30	7/16/2016	—		—	—	—
	150,000	—		—	$5.52	6/2/2018	—		—	—	—
	—	33,278	(2)	—	$5.52	6/2/2018	—		—	—	—
	—	—		—	—	—	16,500	(3)	$10,395	—	—

Michael E. Thomas	50,000	50,000	(4)	—	$6.75	5/20/2017	—		—	—	—
	—	11,665	(5)	—	$5.52	6/2/2018	—		—	—	—
	—	—		—	—	—	5,000	(6)	$3,150	—	—

Dennis Haines	75,000	—		—	$5.05	10/15/2016	—		—	—	—
	25,000	—		—	$5.52	6/2/2018	—		—	—	—
	—	11,089	(7)	—	$5.52	6/2/2018	—		—	—	—
	—	—		—	—	—	5,000	(8)	$3,150	—	—

(1)	The amounts in this column are calculated based on a price per share of $0.63, the closing market price per share of our common stock on December 31, 2008.
(2)	Represents shares subject to SARs vesting as to 50% of the shares subject thereto on May 1, 2009, with the balance vesting on May 1, 2010.
(3)	Represents shares subject to a restricted stock award vesting as to 50% of the shares subject thereto on May 1, 2009, with the balance vesting on May 1, 2010.
(4)	Represents shares subject to SARs vesting as to 25,000 shares on May 21, 2009, so long as the closing price of our common stock is at least $11.00 per share on that date, and as to the remaining 25,000 shares on May 31, 2009.
(5)	Represents shares subject to SARs vesting as to 50% of the shares subject thereto on May 1, 2009, with the balance vesting on May 1, 2010.
(6)	Represents shares subject to a restricted stock award vesting as to 50% of the shares subject thereto on May 1, 2009, with the balance vesting on May 1, 2010.
(7)	Represents shares subject to SARs vesting as to 50% of the shares subject thereto on May 1, 2009, with the balance vesting on May 1, 2010.
(8)	Represents shares subject to a restricted stock award vesting as to 50% of the shares subject thereto on May 1, 2009, with the balance vesting on May 1, 2010.

2008 OPTION/SAR EXERCISES AND STOCK VESTED

Name	Option Awards Number of Shares Acquired on Exercise(1)	Stock Awards Value Realized on Exercise(2)	Number of Shares Acquired on Vesting	Value Realized on Vesting
Richard E. Kessel	—	—	—	—
Michael E. Thomas	—	—	—	—
Dennis Haines	—	—	—	—

(1)	The amounts in the “Number of Shares Acquired on Exercise” represent the number of shares issued to the executive in question, net of a number of shares having a fair market value necessary to pay the exercise price of the shares issued, based on the market price per share of our common stock on the date of exercise.
(2)	The amounts in the “Value Realized on Exercise” column are calculated based on the market price per share of our common stock on the date of exercise, multiplied by the number of shares issued to the executive.

Payments upon Termination or Change of Control

We have entered into employment agreements with each of the named executive officers. These employment agreements provide for payments and benefits to the executive officer upon termination of employment or a change of control of Environmental Power under specified circumstances. For information regarding the specific circumstances that would trigger payments and the provision of benefits, the manner in which payments and benefits would be provided and conditions applicable to the receipt of payments and benefits, see “—Employment and Severance Arrangements.”

The following tables set forth information regarding potential payments and benefits that each named executive officer who was serving as an executive officer on December 31, 2008 would receive upon termination of employment or a change of control of Environmental Power under specified circumstances, assuming that the triggering event in question occurred on December 31, 2008, the last business day of the fiscal year.

SUMMARY OF POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

	Termination without Cause*				Voluntary Resignation
Name	Cash Payments(1)	Value of Benefits(2)	Value of Options/SARs/ Stock Awards with Accelerated Vesting(3)	Total	Cash Payments
Richard E. Kessel	$478,200	$52,781	$5,198	$536,179	—
Michael E. Thomas	227,700	7,476	—	235,176	—
Dennis Haines	221,000	7,590	—	228,590	—

	Immediately upon a Change of Control	Termination in Connection with a Change of Control*
Name	Value of Options/SARs/ Stock Awards with Accelerated Vesting(3)	Cash Payments(1)	Value of Benefits(2)	Value of Options/SARs/ Stock Awards with Accelerated Vesting(3)	Total
Richard E. Kessel	—	$478,200	$52,781	$5,198	$536,179
Michael E. Thomas(4)	—	227,700	7,476	—	235,176
Dennis Haines(4)	—	221,000	7,590	—	228,590

*	Potential payments also apply in the case of termination of employment by Mr. Kessel for good reason, as defined in his employment agreement.
(1)	The amounts in this column reflect a lump sum payment based upon annual base salary in effect on December 31, 2008. Mr. Kessel would also be entitled to a pro-rata portion of any bonus to which he would have been eligible. This amount does not include Mr. Kessel’s bonus in respect of his services for 2008, which is discretionary and has not yet been determined.
(2)	Represents:
•

In the case of Mr. Kessel, the aggregate value of automobile expense reimbursement, 401(k) match, and medical, dental and life insurance premiums provided or expected to be provided to the named executive, in each case based on the amount of such benefits which he received in 2008.

•

In the case of Messrs. Haines and Thomas, the aggregate value of medical insurance premiums for a 12-month period following termination of employment, in each case based on the annualized amount of such benefits to which the executive was entitled in 2008.

(3)	The amounts in this column represent the value of restricted stock awards with accelerated vesting and are calculated based on $0.63, the closing market price per share of our common stock on December 31, 2008. In the case of options or SARs subject to accelerated vesting, because the exercise price of any such options or SARs exceeded the closing market price per share of our common stock on December 31, 2008, such options or shares would not have had any value as of such date.
(4)	Messrs. Haines and Thomas would be entitled to receive the payments and benefits set forth in this table irrespective of whether their employment is terminated in connection with a change-in-control.

Compensation of Directors

The following table sets forth information for the fiscal year ended December 31, 2008 regarding the compensation of our directors who are not also named executive officers.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	SAR Awards(1)	All Other Compensation	Total
Roger S. Ballentine	$48,000	$45,498	—	$93,498
John R. Cooper	58,000	45,498	—	103,498
Joseph E. Cresci	84,000	79,621	—	163,621
Lon Hatamiya	48,000	45,498	—	93,498
Steven Kessner	48,000	45,498	—	93,498
Kamlesh R. Tejwani	48,000	45,498	—	93,498
August Schumacher, Jr.	48,000	45,498	—	93,498
Robert I. Weisberg	48,000	132,757	—	180,757

(1)	The amounts in the “SAR Awards” column reflect the dollar amounts recognized as compensation expense for financial statement reporting purposes for stock appreciation rights (SARs) for the fiscal year ended December 31, 2008 in accordance with SFAS 123(R), using a Black-Scholes valuation model employing certain variables and related assumptions, including stock price volatility. The amounts shown in this column are, therefore, projections that do not necessarily reflect the actual cash compensation to be received by the SAR holder upon exercise of the SARs. The assumptions we used to calculate these amounts are discussed in Note J to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. Amounts in this column for Mr. Weisberg include both his annual SAR award for service as a director, as well as a SAR award having a SFAS 123(R) value of $87,259 as compensation for certain consulting services rendered to the company.

Non-Employee Director Compensation

Effective beginning July 1, 2007, we began compensating our non-employee directors as follows:

•

A monthly retainer of $4,000, except that the non-executive Chairman of the board of directors will receive a monthly retainer of $7,000, and the Chair of the Audit Committee of the board of directors will receive a monthly retainer of $4,833.33; and

•

the annual grant of a SAR under our 2006 Equity Incentive Plan based on 15,000 shares of our common stock, except that the Chairman of the board of directors will receive a SAR based on 26,250 shares of the our common stock.

In September 2008, our board of directors unanimously authorized us to defer payment of the monthly cash fees set forth above until further notice. We have been accruing these fees on our financial statements at such times as they would otherwise become due.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2008 regarding securities authorized for issuance under our equity compensation plans.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders(1)	2,102,760	$5.83	742,843
Equity compensation plans not approved by stockholders(2)	1,311,232	$5.15	—

Total	3,413,992	$5.55	742,843

(1)	Consists of our 1993 Director Option Plan, our Restated 2001 Stock Incentive Plan, our Restated 2002 Director Option Plan, our 2005 Equity Incentive Plan, our 2006 Equity Incentive Plan and our 2006 Director Option Plan. The information in columns (a), (b) and (c) does not include or give effect to 679,952 shares of our common stock underlying stock appreciation rights having a weighted average exercise price of $5.61 granted under our 2005 Equity Incentive Plan and our 2006 Equity Incentive Plan. Such stock appreciation rights may be settled in cash, shares or a combination thereof, at our election, and we cannot now determine the number of shares of our common stock which may be issued upon exercise of such stock appreciation rights.
(2)	Consists of the following options and warrants:

•	A ten-year option for 14,286 shares of common stock issued in 2002 to Madison Power in consideration of certain services. This option has an exercise price of $4.06 per share and vested May 2003.

•

A five-year warrant to purchase 7,144 shares of our common stock at an exercise price of $7.70 per share issued to Charles P. Blouin, Inc. issued in November 2004 in consideration of construction bond support for two of Microgy’s projects in Wisconsin, which warrants vested in full upon completion of such projects.

•

Five-year warrants to purchase an aggregate of 88,000 shares of our common stock at an exercise price of $6.33 per share, subject to adjustment as set forth in such warrants, issued to Ladenburg Thalman & Co., Inc. and certain of its affiliates as compensation for Ladenburg’s services as underwriter in our public offering completed in February 2005.

•

Five-year warrants to purchase an aggregate of 168,745 shares of our common stock at an exercise price of $5.271 per share, subject to adjustment as set forth in such warrants, issued to Westminster and certain of its affiliates as compensation for Westminster’s services as placement agent in our private placement completed in November 2006.

•

An option to purchase 571,429 shares of our common stock issued to Kamlesh R. Tejwani on July 3, 2003 as part of his overall compensation package, which option expires on January 3, 2011. The option is exercisable in two tranches, consisting of 357,143 options exercisable at $1.75 and 214,286 options exercisable at $7.00. The options were to vest upon the successful completion of one or more qualified financings, defined as the sale of equity securities of Environmental Power or Microgy on or before July 3, 2006, provided that the first such financing results in gross proceeds of at least $3,500,000. The options were to vest in the same percentage as the percentage of $8,000,000 that the gross proceeds in each qualified financing represents, with such percentage applied to the lower-priced options first. As of March 31, 2005, all of Mr. Tejwani’s options had vested.

•

A ten-year option to purchase 142,858 shares of our common stock issued to Joseph E. Cresci in March 2004 as part of his compensation package. This option has an exercise price of $7.00 per share, and vested in full in September 2004 upon the achievement of certain performance-based criteria.

•

A ten-year option to purchase 142,858 shares of our common stock issued to Donald A. Livingston in March 2004 as part of his compensation package. This option has an exercise price of $7.00 per share, and vested in full in September 2004 upon the achievement of certain performance-based criteria.

•

A five-year warrant to purchase a total of 175,912 shares of our common stock at an exercise price of $5.37 per share issued to Cargill, Incorporated in May 2007, pursuant to the terms of our Business Development Agreement with Cargill.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during the fiscal year ended December 31, 2008 were Messrs. Hatamiya, Schumacher and, beginning in June 2008, Mr. Kessner. No member of the Compensation Committee was at any time during the fiscal year ended December 31, 2008, or formerly, an officer or employee of Environmental Power or any subsidiary of Environmental Power, nor has any member of the Compensation Committee had any relationship with Environmental Power during the fiscal year ended December 31, 2008 requiring disclosure under Item 404 of Regulation S-K.

None of our executive officers has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of the Compensation Committee of Environmental Power.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement of Environmental Power for its 2009 Annual Meeting of Stockholders.

By the Compensation Committee of the Board

of Directors of Environmental Power Corporation

Lon Hatamiya, Chair

August Schumacher, Jr.

Steven Kessner

PROPOSAL TWO—RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of Caturano and Company, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

Although stockholder approval of the selection of Caturano and Company, P.C. is not required by law, our board of directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, our board of directors will reconsider its selection of Caturano and Company, P.C.

Caturano and Company, P.C. also served as our independent registered public accounting firm for the fiscal year ending December 31, 2008. Representatives of Caturano and Company, P.C. are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from our stockholders.

Board Recommendation

The board of directors recommends a vote “FOR” the ratification of the selection of Caturano and Company, P.C. as Environmental Power Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

OTHER MATTERS

Our board of directors has no knowledge of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy card to vote, or otherwise act, in accordance with their judgment on those matters.

SOLICITATION OF PROXIES

The cost of solicitation of proxies will be borne by Environmental Power. In addition to the solicitation of proxies by mail, officers and employees of Environmental Power may solicit proxies in person or by telephone. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

REVOCATION OF PROXY

Subject to the terms and conditions set forth in this proxy statement, all proxies received by us will be effective, notwithstanding any transfer of the shares to which those proxies relate, unless prior to the closing of the polls at the Annual Meeting, we receive a written notice of revocation signed by the person who, as of the record date, was the registered holder of those shares. The notice of revocation must indicate the certificate number and numbers of shares to which the revocation relates and the aggregate number of shares represented by the certificate(s).

STOCKHOLDER PROPOSALS

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2010 Annual Meeting of Stockholders must be received at our principal executive offices (i) not later than August 2, 2010, which corresponds to 120 days before the day of the year that the proxy statement relating to the 2009 Annual Meeting is dated or (ii) in the event the date of the 2010 Annual Meeting changes by more than 30 days from the day of the year on which the 2009 Annual Meeting was held, a reasonable time before we mail our proxy materials for the 2010 Annual Meeting. In order to avoid controversy as to the date on which we received a proposal, it is suggested that proponents submit their proposals by certified mail-return receipt requested. Such proposals must also meet the other requirements established by the Securities and Exchange Commission for stockholder proposals.

If a stockholder wishes to present a proposal before the 2010 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, such stockholder must also give written notice to our Secretary at our principal executive offices. Our Secretary must receive such notice (i) not later than October 16, 2010, which corresponds to 45 days before the day of the year that the proxy statement relating to the 2009 Annual Meeting was first sent to stockholders or (ii) in the event the date of the 2010 Annual Meeting changes by more than 30 days from the day of the year on which the 2009 Annual Meeting was held, a reasonable time before we mail our proxy materials for the 2010 Annual Meeting. If the stockholder fails to provide such timely notice of such proposal, the proxies designated by our board of directors will have discretionary authority to vote on any such proposal.

By Order of the Board of Directors,

Dennis Haines
Secretary

Tarrytown, New York

November 30, 2009

OUR BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO VOTE BY PROXY BY TELEPHONE, OVER THE INTERNET OR BY MAIL. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXY CARDS OR VOTED BY PROXY BY TELEPHONE OR OVER THE INTERNET.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ENVIRONMENTAL POWER CORPORATION	Electronic Delivery of Future PROXY MATERIALS
120 WHITE PLAINS ROAD TARRYTOWN, NY 10591	If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends that you vote FOR the following:				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

				☐	☐	☐
1.	Election of Directors
Nominees
01	John R. Cooper	02	Joseph E. Cresci		03 Lon Hatamiya		04 Steven Kessner	05	August Schumacher, Jr.
06	Kamlesh R. Tejwani	07	Robert I. Weisberg		08 Richard E. Kessel		09 Roger S. Ballentine
The Board of Directors recommends you vote FOR the following proposal(s):								For	Against	Abstain

2.	To ratify the reelection by the Audit Committee of Caturano and Company, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date			Signature [Joint Owners]	Date

0000031913_1    R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

ENVIRONMENTAL POWER CORPORATION Proxy for the Annual Meeting of Stockholders December 29, 2009 This proxy is solicited by the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints Joseph E. Cresci, Richard E. Kessel, Michael E. Thomas and Dennis Haines, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote, as designated on the reverse side, all shares of common stock or series A 9% cumulative convertible preferred stock of Environmental Power Corporation held of record by the undersigned on November 20, 2009 at the Annual Meeting of Stockholders to be held on Tuesday, December 29, 2009 at 11:00 a.m., local time, and any adjournments thereof. The undersigned hereby directs Joseph E. Cresci, Richard E. Kessel, Michael E. Thomas and Dennis Haines to vote in accordance with their judgment on any matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting, receipt of which is hereby acknowledged, and to act on the matters set forth in such Notice as specified by the undersigned.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

0000031913_2 R2.09.05.010